Exhibit 4.02

Fourth Supplemental Indenture

dated as of June 28, 2013

among

APPVION, INC.,

as Issuer,

the parties named as guarantors herein,

as Guarantors,

and

U.S. BANK NATIONAL ASSOCIATION,

as Trustee,

to the

INDENTURE

dated as of June 11, 2004,

governing

9 3/4% Senior Subordinated Notes due 2014

This FOURTH SUPPLEMENTAL INDENTURE, dated as of June 28, 2013 (the “Fourth Supplemental Indenture”), is among Appvion, Inc., a Delaware corporation (the “Company”), the parties named on the signature pages hereto as guarantors (the “Guarantors”) and U.S. Bank National Association, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company, the Guarantors and the Trustee have entered into the Indenture, dated as of June 11, 2004 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), providing for the issuance of the Company’s 9 3/4% Senior Subordinated Notes due 2014 (the “Notes”);

WHEREAS, the Company and the Guarantors have duly authorized the execution and delivery of this Fourth Supplemental Indenture;

WHEREAS, pursuant to Section 9.01 of the Indenture, the Company, the other Guarantors party hereto and the Trustee are authorized to execute and deliver this Fourth Supplemental Indenture;

WHEREAS, all other acts and proceedings required by law, by the Indenture and by the amended and restated certificate of incorporation and the by-laws of the Company and by the applicable governing documents of each Guarantor to execute and deliver this Fourth Supplemental Indenture, in accordance with its terms, have been duly done and performed; and

WHEREAS, in order to permit the Company to designate a Restricted Subsidiary having no material assets that is a Guarantor to be an Unrestricted Subsidiary and to dissolve such subsidiary without violating the terms of the Indenture, the Company wishes to amend the Indenture to achieve such purpose;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, the Guarantors and the Trustee hereby agree as follows:

ARTICLE I

AMENDMENTS TO THE INDENTURE

1. Amendments to the Indenture. The following sections of the Indenture are hereby amended and/or restated as set forth below:

1.1 Section 4.21 Designation of Restricted and Unrestricted Subsidiaries. Section 4.21 of the Indenture is hereby amended by amending and restating Section 4.21 thereof to read in its entirety as follows:

“Section 4.21 Designation of Restricted and Unrestricted Subsidiaries. The Board of Directors of the Company may designate any Restricted Subsidiary, including any Guarantors, to be an Unrestricted Subsidiary if that designation would not otherwise cause a Default and if the aggregate Fair Market Value of the property and assets of such

Restricted Subsidiary is less than $10,000. Any designation of a Restricted Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions.”

ARTICLE II

MISCELLANEOUS

2. Reference to and Effect on the Indenture. On and after the effective date of this Fourth Supplemental Indenture, each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” or “herein” shall mean and be a reference to the Indenture as supplemented and amended by this Fourth Supplemental Indenture, unless the context otherwise requires.

2.1 Integral Part. This Fourth Supplemental Indenture constitutes an integral part of the Indenture.

2.2 Adoption, Ratification and Confirmation. The Indenture, as supplemented and amended by this Fourth Supplemental Indenture, is in full force and effect and is in all respects hereby adopted, ratified and confirmed.

2.3 General Definitions. Capitalized terms used but not defined herein shall have the meanings specified in the Indenture.

2.4 Counterparts. This Fourth Supplemental Indenture may be executed in any number of copies or counterparts, each of which will be an original; and all such counterparts together represent the same agreement. The exchange of copies of this Fourth Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Fourth Supplemental Indenture as to the parties hereto and may be used in lieu of the original Fourth Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

2.5 Headings. Titles of sections of this Fourth Supplemental Indenture are for convenience of reference only, are not to be considered a part of this Fourth Supplemental Indenture and will in no way modify or restrict any of the terms or provisions hereof.

2.6 Severability. In case any provision of this Fourth Supplemental Indenture is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

2.7 Benefits of Supplemental Indenture. Nothing in this Fourth Supplemental Indenture, the Indenture or the Notes, express or implied, shall give to any Person (other than the parties hereto, any Paying Agent, any Registrar and their successors hereunder and the Holders) any benefit or any legal or equitable right, remedy or claim under this Fourth Supplemental Indenture, the Indenture or the Notes.

2.8 Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS FOURTH SUPPLEMENTAL INDENTURE, WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

2.9 Notices. Any notice or communication by the Company, any Guarantor or the Trustee to the others is duly given if in writing and delivered in person or by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

if to the Company and/or any Guarantor:

Appvion, Inc.

825 East Wisconsin Avenue

P.O. Box 359

Appleton, WI 54912

Facsimile No.: (920) 991-7256

Attention: Chief Financial Officer

if to the Trustee:

U.S. Bank Global Corporate Trust Services

1555 North RiverCenter Drive Suite 203

Milwaukee, WI 53212

Facsimile No.: (414) 905-5049

Attention: Steven F. Posto

The Company, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

2.10 The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Fourth Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guarantors and the Issuer.

2.11 No Recourse Against Others. No director, officer, employee, shareholder or member as such, of the Company or any of the Guarantors shall have any liability for any obligations of the Company and the Guarantors under this Fourth Supplemental Indenture, the Indenture or the Notes or for any claim based on, in respect of or by reason of such obligations or their creation.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed as of the day and year first above written.

APPVION, INC.

By:	/s/ Jeffrey J. Fletcher
Name:	Jeffrey J. Fletcher
Title:	Controller

PAPERWEIGHT DEVELOPMENT CORP., as a Guarantor

By:	/s/ Jeffrey J. Fletcher
Name:	Jeffrey J. Fletcher
Title:	Controller

ROSE HOLDINGS LIMITED, as a Guarantor

By:	/s/ Thomas J. Ferree
Name:	Thomas J. Ferree
Title:	Director

[Signature Page to Fourth Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Steven F. Posto
Name:	Steven F. Posto
Title:	Vice President

[Signature Page to Fourth Supplemental Indenture]